B.I.

B.I. Appraisals Limited
保柏國際評估有限公司
Registered Professional Surveyors, Valuers & Property Consultants

Valuation Report
of

COPY

The Intellectual Property in the technology to produce environmentally preferable food packaging products held by EATware Intellectual Properties Limited

Prepared
for
EATware Intellectual Properties Limited

Ref: BI/WS/RT/100591/R
23 December 2008

Unit 1301, 13/F, Tung Wai Commercial Building, Nos. 109-111 Gloucester Road, Wanchai, Hong Kong.
Tel: (852) 2127 7762 Fax: (852) 2137 9876 Email: info@biappraisals.com.hk Website: www.bisurveyors.com.hk

Ref: BI/WS/RT/100591/R

23 December 2008

The Board of Directors
EATware Intellectual Properties Limited
23rd Floor, Westin Centre
26 Hung To Road
Kwun Tong, Kowloon
Hong Kong

Dear Sirs,

Re: The intellectual property in the technology to produce environmentally preferable food packaging products held by EATware Intellectual Properties Limited

In accordance with the instructions from EATware Intellectual Properties Limited (hereinafter referred to as "the "Company"), for us to conduct a valuation of the intellectual property in the technology to produce environmentally preferable food packaging products (hereinafter referred to as the "Intangible Asset" or "EATware® Technology") exhibited to us as held by the Company, we confirm that we have reviewed the information/documents provided by the Company, made relevant enquiries and obtained such further information as we consider necessary for the purpose of providing you with our opinion of value of the Intangible Asset as at 30 November 2008.

This report states the purpose of our valuation as well as sources of information, identifies the asset valued, describes the basis and methodology of our valuation, assumptions and limiting conditions, and presents our opinion of value.

PURPOSE OF VALUATION

It is our understanding that our opinion of the market value of the Intangible Asset as at the Date of Valuation is required by the Company for reference purpose. This report is being prepared solely for the use of the directors and management of the Company (hereinafter referred to as the "Management") for the above-mentioned purpose and is not to be used for any other purpose, including issue to third parties, without our prior approval of the use, form and context in which it is released.

B.I. Appraisals Limited assumes no responsibility whatsoever to any person other than the Management in respect of, or arising out of, the contents of this report. If others choose to rely in any way on the contents of this report they do so entirely on their own risk.

Unit 1301, 13/F, Tung Wai Commercial Building, Nos. 109-111 Gloucester Road, Wanchai, Hong Kong.
Tel: (852) 2127 7762 Fax: (852) 2137 9876 Email: info@biappraisals.com.hk Website: www.bisurveyors.com.hk

SCOPE OF WORKS

This engagement involved an analysis of the Intangible Asset as at the Date of Valuation. In undertaking this valuation assignment, we have conducted the following steps to evaluate the reasonableness of the adopted bases and assumptions provided by the Management:

- Interviewed with members and/or representatives of the Management;
- Obtained all relevant financial and operational information related to the Intangible Asset and the business of manufacture and sales of environmentally preferable food package products (hereinafter referred to as "EATware®" or "EATware® Products") in which the Intangible Asset involved, i.e. the business operated by EATware Global Corporation through its operating subsidiaries (hereinafter referred to as the "EATware Business");
- Performed market research and obtained statistical data from public sources;
- Examined all relevant bases and assumptions of both the financial and operational information related to the Business, which were provided by the Company;
- Prepared a business financial model to derive the indicated value of the Intangible Asset; and
- Documented our results of findings in this valuation report.

SOURCES OF INFORMATION

Our valuation conclusion is based on the assumptions stated herein and on the information provided by the Company. The information provided to us includes the following:

a) Descriptive information regarding the Company, the Intangible Asset and EATware®;

b) The business plan of EATware Business;

c) Copies of patent certificates / patent application filing records of the Intangible Asset;

d) Copies of distributorship agreements, representative agreements and memorandum of understanding in relation to distribution and supply of EATware®;

e) Copies of test results/certificates on and awards for EATware® Technology and EATware®;

f) Financial statements of EATware Global Corporation and its holding company (collectively referred to as the "EATware Group'); and

g) A 10-year (from 2008 to 2017) financial projection of EATware Business.

BACKGROUND

We have been provided with information regarding the Company and its holding company, EATware Global Corporation (hereinafter referred to as "EATware Global"), its holding company, and other operating subsidiaries of EATware Global (hereinafter collectively referred to as "EATware Group"), which includes the background, operation, financial results, profit forecasts and future plans. Unless otherwise stated, all our descriptions regarding the Company, Grasswind and EATware Group are based on the information provided.

- **The Company**

  The Company was incorporated in the British Virgin Islands ("BVI") on 15 December 2006 under the BVI Business Companies Act, 2004 for the purpose of holding the Intangible Asset. It is a wholly owned subsidiary of Grasswind Investment Limited (hereinafter referred to as "Grasswind", and together with the Company as "Grasswind Group").

  It is our understanding that the Company holds all of the intellectual properties and trade secrets in relation to EATware® Technology and engages only in the licensing of EATware® Technology.

- **EATware Group**

  The Intangible Asset is currently being utilized by the EATware Group, which, headquartered in Hong Kong, has developed a chain of subsidiaries for the manufacture and sales of environmentally preferable food packaging products which adopt the EATware® Technology. The subsidiaries and their primary functions are as follows:

  - Rongbao (Nantong) Environmental Co. Ltd., established in China as a wholly-owned foreign enterprise, primarily manufactures and distributes EATware's patented additive.

  - EATware Assets Management Limited, established in Hong Kong, focuses on leasing of EATware's manufacturing machines and equipment.

- EATware International Limited, established in BVI, is responsible for international sales, including the United States, European countries, Hong Kong, China and other Asian countries.

- EATware Far East Limited, established in Hong Kong, is also responsible for international sales, including the United States, European countries, Hong Kong, China and other Asian countries.

- **Milestones of EATware® Technology**

1998 - Commence research projects with The Hong Kong University of Science and Technology (HKUST) in improving existing production technologies

2002 - Compliance with US FDA standards in relation to food safety

2004 - EATware® Technology reached maturity and ready for commercialization
- Trial production of EATware® was commenced
- EATware® recognized as the first biodegradable container registered under Environmental Protection Department, Government of the HKSAR - "Testing Guideline on the Degradability and Food Safety of Containers and Bags"

2005 - First patent awarded on EATware® production technology

2006 - Achieved ISO 9001, ISO 14001 and HACCP quality system certifications
- Compliance with HK, China and European standards for biodegradability and compostability
- First distributor agreement signed with Remmerco (UK)
- First commercial shipment shipped to Remmerco (UK)

2007 - Established distributor partnership with Solo Cups (USA)

2008 - Negotiating retail network with Wal-Mart (US)
- Discussion with Marks & Spencer (UK) on their "Plan A" acting against climate change

- EATware International Limited, established in BVI, is responsible for international sales, including the United States, European countries, Hong Kong, China and other Asian countries.

- EATware Far East Limited, established in Hong Kong, is also responsible for international sales, including the United States, European countries, Hong Kong, China and other Asian countries.

- **Milestones of EATware® Technology**

1998 - Commence research projects with The Hong Kong University of Science and Technology (HKUST) in improving existing production technologies

2002 - Compliance with US FDA standards in relation to food safety

2004 - EATware® Technology reached maturity and ready for commercialization
- Trial production of EATware® was commenced
- EATware® recognized as the first biodegradable container registered under Environmental Protection Department, Government of the HKSAR - "Testing Guideline on the Degradability and Food Safety of Containers and Bags"

2005 - First patent awarded on EATware® production technology

2006 - Achieved ISO 9001, ISO 14001 and HACCP quality system certifications
- Compliance with HK, China and European standards for biodegradability and compostability
- First distributor agreement signed with Remmerco (UK)
- First commercial shipment shipped to Remmerco (UK)

2007 - Established distributor partnership with Solo Cups (USA)

2008 - Negotiating retail network with Wal-Mart (US)
- Discussion with Marks & Spencer (UK) on their "Plan A" acting against climate change

THE INTANGIBLE ASSET

The Intangible Asset includes the intellectual properties held by the Company as at the Date of Valuation. It is our understanding that such intellectual properties comprise the patents obtained and/or being applied for EATware® Technology acquired by the Company on 1 January 2007. Pursuant to three Deeds of Assignment all dated 1 January 2007 and entered into between So Chi Ming and the Company, all rights, title and interest in and to the patents and the patent applications listed below, has been assigned to the Company for the consideration of HK$1.00.

The following table shows the patents obtained and/or applied for EATware® Technology which are currently held by the Company:

Title of Invention	An Apparatus And A Method Of Producing Pulp-Moulded Products [Compression Chamber Forming] [illegible]	A Method To Reduce Water Content During Cold Press [illegible]	A Kind Of Food Container Box Hasp Structure [illegible]	A Mould Cavity Device To Reduce Residual Moisture Of Pulp-Moulded Products During Compression [illegible]
China	-	Patent No.: ZL [illegible] (Granted on 27 Aug [illegible])	App No. 200520047096.1 (Filed on 5 Dec 05) (Process time: 48 months)	App No. [illegible] (Filed on [illegible]) (Process time: 48 months)
Korea	-	App No. 10-2006-0027753 (Filed on 28 Mar 06) (Process time: 48 months)	-	-
Malaysia	App No. PI [illegible] (Filed on [illegible] Sep 05) (Process time: 48 months)	App No. PI [illegible] (Filed on 21 Jun 06) (Process time: 48 months)	-	-
Singapore	App No. 200508402-5 (Filed on 27 Dec 05) (Process time: 48 months)	App No. 200602087-1 (Filed on 27 Mar 06) (Process time: 48 months)	-	-
Taiwan	-	Patent No.: [illegible] (Granted on [illegible] Aug [illegible])	-	-
UK	App No. [illegible] (Filed on 15 July 08) (Process time: 48 months)	-	-	-

It is our understanding that the products which are manufactured by adopting the EATware® Technology (hereinafter referred to as the "EATware® Products") are 100% chemical-free biodegradable foodservice packaging product. A special and secret organic additive, known as EATplus® which comprised of a modified starch/starch blend, has to be added during the production process for EATware® Products. It enhances the physical strength of the products, yet remains highly biodegradable. It is now already available at a lower cost while not having any toxic effects compared with other synthetic additives. The trade secrets or formula of EATplus®, as advised, is also one of the intellectual properties held by the Company.

Apart from the patents listed above, the intellectual properties held by the Company include the following trademarks registered in different countries and localities:

Countries	EATWARE		EATWARE	益环保	EATPLUS
Canada	File no: 1238249 (class 16 & 21) Filed on 26 Apr 05	-	-	-	File no: 1288032 (class 1) Filed on 26 Jan 07
China	# 4101202 (class 16) Reg. date: 21 August 08 # 4101224 (class 21) Reg. date: 21 August 08	-	File no: 2270048606L (class 25) Filed on 2 May 06		# 4101202 (class 1) Reg. date: 21 August 08
European Union	# 003850976 (class 16 21 35) Reg. date: 20 July 07	-	-	-	-
Hong Kong	# 300128228 (class 16 & 21) Reg. date: 21 Oct 04	-	# 300567069 (class 16 & 21 & 35) EATWARE/Eatware/eatware Reg. date: 18 Feb 06	# 300564242 (class 16 & 21 & 35) [illegible] Reg. date: 21 Dec 08	# 300308836 (class 1) Reg. date 21 Oct 04
Japan	# 4916376 (class 16 & 21) Reg. date: 7 Jul 06	-	-	-	-
Malaysia	# 06000078 (class 16) Reg. date: 4 Jan 06 # 06000079 (class 21) Reg. date: 4 Jan 06	-	File no: 8003404 (class 16) Filed on 27 May 08	# 06008495 (class 35) Reg. date: 21 Nov 06	-
Singapore	# T06/00231 (class 16) # T06/00249 (class 21) Reg. date: 4 Jan 06	-	# T06/09791 (class 16) Reg. date: 19 May 06		-
Taiwan	# 01089332 (class 16) Reg. date: 1 Mar 05 # 01224603 (class 21) Reg. date: 16 Apr 06	-	# 01249531 (class 35) Reg. date: 1 Feb 07	# 01249500 (class 35) Reg. date: 1 Feb 07	# 01321480 (class 1) Reg. date: 16 Apr 08
UK	# 2395880 (class 16 & 21) Reg. date: 7 May 05	-	-	-	# 2397477 (class 1) Reg. date: 7 Mar 08
US	# 3328839 (class 16) Reg. date: 6 Oct 07	# 3364566 Reg. date: 8 Jan 08 (class 16, 21)	#3384897 Reg. date: 6 Nov 08 (class 16, 21)	-	# 3481230 Reg. date: 5 Aug 08 (class 16, 21)

EATware® Products

EATware® Products are the 100% chemical-free biodegradable foodservice packaging products. Features of the products include being oil, water and heat resistant, and microwave and oven safe. While other food packaging competitive products can take over 200 years to decompose and have contributed to massive landfills across the globe, EATware® Products are designed to decompose in the soil within 180 days and can even completely disperse in water within two weeks.

EATware® Products can be categorized into five types: (1) plates; (2) bowls; (3) trays; (4) lunch boxes; and (5) mini containers. These products are 100% made from agricultural by-products such as bamboo, sugar cane or palm crust, secret organic additive EATplus® (made from starch and other all-natural renewable materials) and water and without addition of any chemical additives.

Environmental Law Compliance

EATware® Products have received numerous awards and certifications both for the manufacturing facilities and the product itself including:

EATware® Management System Certifications

1 Quality Management System ISO9001:2000
2 Environmental Management System ISO14001:2004
3 Food Safety Management System HACCP

EATware® Product Awards

1 ***US Green Seal***
2 ***China Environmental Label***
3 Hong Kong Eco-Products Award
4 Hong Kong Q-Mark Product
5 Hong Kong Green Label
6 China Quality Safety Mark
7 US People's Choice Award – Best New Technology

EATware® Product Compliance Testing

1 HKEPD Testing Guideline on the Degradability and Food Safety of Container and Bags
HS 1004 Pesticides Residues Test
HS 1005 Coliform Bacteria Test
HS 1006 Moulds and Yeasts Test
HS 2001 Biodegradability Test
HS 3001 Static Loading Test
HS 3003 Low Temperature Resistance Test
HS 3004 Water and Oil Proof Tests at Raised Temperature
HS 3006 Acid Resistance Test
2 US FDA 21 CFR 176.170
Components of Paper and Paperboard in Contact with Aqueous and Fatty Foods
3 US FDA 21 CFR 178.3800
Preservatives for Fiber
4 US FDA Bacteriological Analytical Manual Chapter 18
Yeasts, Molds and Mycotoxins
5 French Law 94-647
Packaging Materials Pollutants Analysis
6 EU Council Directive 94/62/EC; French Law 98-638
Recyclability, Composting and Biodegradability
7 The European Standard EN13432
Requirements for Resins Recoverable through Composting and Biodegradation
8 ASTM D6866-08
Biobased content

In addition to international certifications, EATware® Products have also been awarded Eco Products Award by the Centre of Environmental Technology Ltd, the Chinese and Hong Kong General Chamber of Commerce in 1999, the Best New Technology Award by Los Angeles Western Foodservice & Hospitality Expo 2006 and recently the Hong Kong Q-Mark Product Scheme in May 2008 for its remarkable biodegradable nature, superior quality and excellent product performances.

EATware® Distributors

EATware Group has established a wide distribution network globally. EATware® Products are exported to various countries, including Canada, United States, Hong Kong, Singapore, New Zealand, Australia, France, Germany and Mexico.

As of 1 November 2008, there were a total of 19 distributors in various countries throughout the world as follows:

Country	No. of Distributors
Australia & New Zealand	1
Canada	2
France	2
Germany	1
Hong Kong & Singapore	1
Korea	1
Mexico	1
Sweden	1
United Kingdom	2
United States	7
Israel	1
Total:	**20**

The network of distributors for the EATware® Products includes the following:

Name	Territory
Natures Fresh, LLC	United States & Canada
Excellent Packaging & Supply	United States
BSS (HK) Corporation Ltd.	Hong Kong & Singapore
Biopak Pty Ltd.	Australia & New Zealand

The chain of distributors for the EATware® Products includes: (CONT'D)

Name	**Territory**
DBM Holdings Ltd.	United Kingdom
DEREC Sarl	France
Denico Green Products	Benelux, France, Germany
Especia, S.A. De C.V.	Mexico
Global Foods Trade, LLC	United States
Green Energy Holding Corp.	West Coast of United States, including California, Nevada, Arizona, Oregon, Washington and the western provinces of Canada
Import Food Network, LLC	United States
Remmerco Ltd. (UK)	United Kingdom
Rimpac Emballage AB	Sweden
Total Package Solutions, LLC	United States
Vertex Industrial Sales, Inc.	Canada
Solo Cup Operating Corporation	-
The Green One, Inc.	North America
Meitax Chef	Israel

Expansion Plan

EATware Group plans to continue expanding its distributor partnerships worldwide and further enhance its brand development and increase brand and environmental awareness to the public.

Besides, it is expected to expand its production base by establishing partnership with qualified licensed factories.

MARKET OVERVIEW

Most of our food comes from Nature, and in the future, more of its packaging is likely to be biobased, as well. Currently, biodegradable packaging is a niche market, about one to two percent of the food packaging segment, which accounts for about 40 percent of the $460 billion global packaging industry. Currently, only a few companies are producing biodegradable packaging materials on a large enough scale to be commercially successful. According to one estimate, biodegradable packaging will see 20 percent annual growth between 2005 and 2010. Even so, it will continue to be only a small fraction of the overall food packaging market.

Based on industry studies, the annual spending on foodservice disposable packaging is estimated at approximately US$12 billion in the U.S. and over US$28 billion globally. According to industry studies on the U.S. market, approximately 54% of the total foodservice disposable packaging is purchased by quick-service restaurants and 46% by other institutions such as hospitals, stadiums, airlines, schools, restaurants (other than quick-service restaurants), and retail stores. It is estimated that of the foodservice disposables purchased in the U.S. by quick-service restaurants and other institutions, approximately 45% are made of coated or plastic laminated paper and 55% are made of non-paper materials such as plastic, polystyrene or foil. A breakdown of the various components of the global market for foodservice disposables is as follows:

	Market Size	
	US$ (in millions)	%
Commercial Products		
Plates & Bowls	4,500	16
Hinged-Lid Containers	1,750	6
Commercial Prototypes		
Wraps	2,000	7
Hot Cups	3,000	11
Concept Prototypes		
Cold Cups	5,500	20
Total:	**28,000**	**100**

According to the report of The Freedonia Group, titled "Food Containers: Rigid & Flexible", it was forecasted 3.3 percent annual growth in the dollar amount spent on food packaging between 2006 and 2011, a slight dip from the 3.9 percent annual growth experienced between 2001 and 2006.

In the five-year forecast, dollars spent on rigid plastic containers are expected to increase 6.3 percent yearly, while spending on pouches will also grow, but by 4.4 percent, according to the Freedonia study. Spending for paperboard packaging is predicted to grow at a more modest 1.6 percent per year, while spending on metal containers will also grow slowly--at 0.7 percent per year. Spending on glass containers, meanwhile, is predicted to drop by 1.5 percent per year.

In the UK, the market for food & drink packaging, according to MBD's report, increased by 1% in 2007, to reach an estimated £6075 million. Prior to this demand has been volatile with a year of decline being followed by a year of growth. However growth was recorded during three of the five years under review with annual levels of growth peaking at 6% in 2004. Overall demand is believed to have increased by 7% between 2003 and 2007.

The UK market for food and drink packaging is anticipated to remain relatively static during the forecast period. However an overall moderate decline of 1% in real terms is expected compared with 2007. A 2% decline in real terms projected for 2008, is expected to be partially offset by marginal growth in the following four years, taking the value of the market to an estimated £6017.3 million in 2012 (at 2007 prices). A more positive market development is expected to be restricted partly due to grocery retailers and food and drinks manufacturers increasing efforts to reduce the amount of packaging used. At the same time, the dynamism of material substitution shows few signs of abating, although the inertia of customers' expectations of packaging remains a powerful force in the market. Nonetheless any growth is expected to be mainly attributable to new eating patterns such as "on the go" as well as the increased amount of people dining alone driven by the increase in one person households.

The market opportunity for biodegradable food packaging products, apart from the US market, is particularly strong in Europe and parts of Asia due to heightened environmental concerns and government regulations. In Europe, environmental legislation, such as the so-called "Green Dot" laws have created an opportunity for environmentally preferable products. Meanwhile, new regulations in many Asian countries have mandated a reduction in polystyrene production stimulating an increased demand for foodservice packaging manufactured from acceptable alternative materials. Furthermore, improvements in the Asian and European composting and recycling infrastructure are expected to facilitate the use of environmentally preferable products.

The primary factors driving development of the biodegradable packaging market include the increase in crude oil prices, which has narrowed the price differential; consumer demand; the proliferation of convenience packaging; development of new applications for bioplastics; increased economic viability as production ramps up and unit costs decrease, and development of the composting infrastructure for optimal disposal of bioplastic products.

New technologies using renewable plant materials as a biodegradable food packaging are being explored and patented. Biodegradable packaging is being manufactured from refuse such as sugar cane waste and other sustainable plant byproducts, including corn, potatoes and bamboo. These materials do not produce environmentally harmful byproducts, and they are non-toxic and biodegradable, often decomposing within just a few weeks, if they are disposed of under appropriate conditions. Agricultural waste products show promise and avoid controversial moralism.

Consumer demand for products that are environmentally friendly, safer and nontoxic, as well as a currently favorable economic scenario leads to the conclusion that biodegradable packaging products will become increasingly popular.

RISK FACTORS

This valuation is based on the assumptions and financial projections provided by the Company. While the assumptions and considerations of such matters and projections of future net cash flows have been carefully scrutinized, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company.

The business of the Company is subject to uncertainty and there is no assurance that the business plan of the Company and its business will materialize. In the course of our valuation, we have considered the following potential risks:

- The disposable packaging industry is competitive and subject to frequent product introductions with improved price and or performance characteristics.
- Biodegradable food packaging products still only have niche markets and hence strong competition from conventional food packaging products.
- Inertia of customers' expectations of packaging.
- Strong competition amongst different types of biodegradable food package products
- The challenges faced by the Company to compete successfully with advancement in technological development in the industry.
- Risk for potentially significant product liability and associated losses.
- The effect on brand recognition, if any.

- Dependence on licensees' ability to conduct successfully their businesses.

- Market risk associated with changes in interest rates, foreign exchange rates and government policies will affect the profitability of the Company.

BASIS OF VALUATION AND ASSUMPTIONS

We have valued the Intangible Asset on the basis of its market value which is defined herein as the estimated amount at which an asset should exchange on the date of valuation between a willing buyer and a willing seller in an arm's length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion.

Market value in continued existing use is further defined as the market value of an asset based on continuation of its existing use as part of an on-going business, assuming the asset could be sold in the open market for its existing use, and otherwise in keeping with the market value definition regardless of whether or not the existing use represents the highest and best use of the asset.

The opinion of market value in continued existing use is not necessarily intended to represent the amount that might be realized from piecemeal disposition of the Intangible Asset or from some other alternate use.

This investigation is concerned solely with the value of the Intangible Asset and our opinion of value is not related to the earning capacity of the business. It is assumed that prospective earnings are adequate to support the concluded value of the Intangible Asset plus the value of other assets not included in this valuation, and sufficient net working capital. This report does not attempt to arrive at the value of the Company as a total business entity.

In forming our opinion of the market value in continued existing use, we have assumed that the Intangible Asset will continue in its present existing use in the business of the Company and subject to adequate potential profitability of the business.

Apart from the above, we have adopted certain specific assumptions in this valuation and the major ones are as follows:

- All relevant legal approvals and business certificates or licences to operate business in the locality in which the Company operates or intends to operate would be officially obtained and renewable upon expiry.

- The life of the Intangible Asset is assumed to be 10 years having considered the nature and characteristics of the intellectual properties concerned.

- The Company is able to license the Intangible Asset to qualify factories in accordance with its business plan at a royalty fee of 8% of the sale revenue of the licensee(s).

- The projections outlined in the financial information provided are reasonable, reflecting market conditions and economic fundamentals.

- The financial projections provided will materialize.

- There are no outstanding debts and loans incurred at the Date of Valuation.

- There will be a sufficient supply of technical staff in the industry in which EATware Group operates.

- EATware Group will retain competent management, key personnel and technical staff to support its ongoing operation and development.

- There will be no major changes in the current taxation laws in the specific market areas and that the rates of tax payable shall remain unchanged and that all applicable laws and regulations will be complied with.

- There will be no major changes in the political, legal, economic or financial conditions in the specific market areas, which would adversely affect the revenues attributable to and profitability of the Company.

- Interest rates and exchange rates in the specific market areas will not differ materially from those presently prevailing.

INVESTIGATION AND ANALYSIS

We confirm that we have carried out discussions with the members and/or representatives of the Management, made relevant inquiries and obtained such further information, as we consider necessary for the purpose of this valuation. As part of our analysis, we have reviewed such financial information and other pertinent data concerning the business of food packaging products manufacturing which involves the Intangible Asset provided to us by the Company and have considered such information and data which are assumed to be true and accurate and reflecting the situation of the subject business and the Intangible Asset as at the Date of Valuation. We have also consulted other sources of financial and business information.

We have no reason to believe that any material facts have been withheld from us, however, we do not warrant that our investigations have revealed all of the matters which an audit or more extensive examination might disclose.

The valuation of an interest in the Intangible Asset requires consideration of all pertinent factors, which affect the operation of the business concerned and its ability to generate future investment returns. The factors considered in this valuation include the following:

- The nature of the Intangible Asset;
- The Company and its history from inception;
- EATware Group and its history from inception;
- The nature of EATware® Business;
- The financial condition of the Company and of EATware Group;
- The economic outlook in general and the specific economic environment and market elements in the world which may affect EATware® Business as a whole;
- The financial and business risk of EATware® Business and its projected results; and
- Investment returns and market transactions of entities engaged in similar lines of business.

VALUATION METHODOLOGY

We have considered a number of alternative valuation approaches and methods and concluded that, given the nature of the Intangible Asset and the information available, the Relief-from-royal Method is the most appropriate one for valuing the Intangible Asset.

Under the Relief-from-royal Method, an asset is valued based upon the incremental after-tax cash flow accruing to the owner by virtue of the fact that the owner does not have to pay a fair royalty to a third party for the use of that property.

Royalty license agreements are commonly constructed to cover the use of patents, trademark, know-how, technology and other intangible assets. The best evidence to determine a reasonable royalty rate is to inquire whether the patent owner has recently granted any licences to other third party to use the patents. However, for many product lines, there may not be licence agreement or prevailing rates for granting licences, which can provide guidelines to the patents under valuation. Hence, an estimate of a reasonable royalty must be made with the assumption that the patents were licensed at a fair rate as a result of arm's length negotiations. The overriding consideration in estimating a fair royalty rate is to examine the operating profit margin earned by the product to which the patents were applied.

There must be adequate profit margin earned by the product to which the patents were applied. There must be adequate profit available to a potential licensee to allow for a reasonable profit after the payment of the royalty.

Taking into account the nature of the Intangible Asset, we have established a royalty rate of 8% on the sale revenues after discussion with the Management and taking into consideration the negotiations in process between the Company and potential qualified licensees.

When developing the discount rate to apply to the future economic income streams attributable to the Intangible Asset, we have adopted the Capital Asset Price Model ("CAPM"). CAPM states that an investor requires excess returns to compensate systemic risks and provide no excess return for other risks. Risks that are correlated with the return from the stock market are referred to as systemic; other risks are referred to as non-systematic.

Under CAPM, the appropriate rate of return is the sum of the risk-free return and the equity risk premium required by investors to compensate for the systematic risks assumed. In addition, the rate of return of the subject business is affected by other firm specific risk factors that are independent of the general market. In the course of our valuation, several listed companies in the USA with similar business nature were selected as comparable companies.

The discount rate of approximately 8.19% adopted was determined by the risk-free rate of approximately 3.34% (the yield of the 30-year US Treasury Bills), market return of approximately 11.98% and estimated beta of the subject business of approximately 0.10 and firm specific risk factors including size premium 3.65%.

VALUATION COMMENTS

We have not investigated any industrial safety environmental and health-related regulations in association with this particular production process. It is assumed that all-necessary licenses, procedures, and measures were implemented in accordance with the government legislation and guidance.

We have been provided with copies of patent certificates/registration records relating to the Intangible Asset. However, we have not examined the original documents to verify the ownership of the Intangible Asset. We have assumed no responsibility for the title to the Intangible Asset. Unless otherwise stated, it is assumed that individual items of the Intangible Asset are free from encumbrances, restrictions and outgoings of an onerous nature, which could affect their values. It is further assumed that there are no hidden or unapparent conditions of the Intangible Asset, which would render them more or less valuable.

LIMITING CONDITIONS

This valuation reflects facts and conditions existing as at the Date of Valuation. Subsequent events have not been considered and we are not required to update our report for such events and conditions.

To the best of our knowledge, all data set forth in this report are true and accurate. The data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis are gathered from reliable sources, yet, no guarantee is made nor liability assumed for their accuracy.

We have relied to a considerable extent on information provided in arriving at our opinion of value. We assume, without independent verification, the accuracy of all information provided to us. We have had no reason to doubt the truth and accuracy of the information furnished to us and to doubt that any material facts have been omitted from the information provided. No responsibilities for the operation and financial information that have not been provided to us are accepted.

We would particularly point out that our valuation has relied heavily on the information as contained in the information provided to us.

Our conclusion of the market value is derived from generally accepted valuation procedures and practices that rely substantially on the use of various assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained.

Neither the whole nor any part of this valuation report nor any reference thereto may be included in any document, circular or statement without our written approval of the form and context in which it will appear.

In accordance with our standard practice, we must state that this valuation report is for the sole use of the party to whom it is addressed and for the specific purpose stated above. No responsibility is accepted to any third party for the whole or any part of its contents.

REMARKS

Unless otherwise stated, all monetary amounts stated in this valuation report are in US Dollar (US$). Where necessary, the exchange rate adopted in our valuation was US$1=HK$7.75, which was approximately the prevailing exchange rate as at the Date of Valuation.

OPINION OF VALUE

Premised on the foregoing, we are of the opinion that the market value of the Intangible Asset as at 30 November 2008, was reasonably represented by the amount of US$127,000,000.00 (US DOLLARS ONE HUNDRED AND TWENTY-SEVEN MILLION ONLY).

We hereby confirm that we have neither present nor prospective interest in the Company and its holding company, EATware Group, the Intangible Asset, EATware® Business or the value reported herein.

Yours faithfully,
For and on behalf of
B.I. APPRAISALS LIMITED

William C. K. Sham
Registered Professional Surveyor (G.P.)
Registered Business Valuer
China Real Estate Appraiser
MRICS, MHKIS, MCIREA
Executive Director

Note: Mr. William C. K. Sham has been conducting asset valuations and consultancy works in the Greater China and the Asia Pacific regions for various purposes for 25 years. He has undertaken various valuation assignments on business enterprises and intangible assets since 1998 and has extensive experience in the valuation of patent and proprietary technology; infrastructure project including power plants, toll roads, port facilities; and business enterprises in various industries such as information technology, health products, pharmaceutical and biotechnology, media, energy, etc.